Exhibit 10.50

[EXECUTION VERSION]

RESIGNATION AGREEMENT AND GENERAL RELEASE

This Resignation Agreement and General Release (“Agreement”), dated as of April 12, 2013, is made and entered into by you, Harry J. Mullany III (collectively referred to as “you” or “Executive”), on behalf of yourself, your heirs, executors, administrators, successors and assigns and ServiceMaster Global Holdings, Inc. (“Parent”), on behalf of itself, its divisions, subsidiaries, affiliates, related companies, predecessors, successors, assigns, and their respective officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “Company” or “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.                                      Resignation from Employment. You have resigned from ServiceMaster, effective as of the close of business on Friday, April, 12, 2013 (“Resignation Date”).  Effective as of the Resignation Date, you acknowledge that you will no longer hold the position of Chief Executive Officer of the Company or any other officer, director or employee position with any of the entities that comprise the Company.  You acknowledge that, from and after the Resignation Date, you shall no longer be authorized to conduct business on behalf of ServiceMaster, including but not limited to entering into contracts on behalf of ServiceMaster.  You agree that, as requested by ServiceMaster from time to time following the Resignation Date, you will execute such other documents as may be necessary to evidence the departures covered by the Agreement.  Your resignation from ServiceMaster shall be treated as a termination “without cause” for purposes of (1) the Employment Agreement, dated as of February 16, 2011, to which you and Parent are parties (the “Employment Agreement”), (2) the equity securities of Parent that you currently hold, (3) any other applicable compensatory agreements to which you and ServiceMaster are parties and (4) the employee benefit plans of ServiceMaster in which you participate.  By entering into this Agreement, you confirm that you have no disagreement with the Company on any matter relating to the Company’s operations, policies or practices and know of no violations of law or Company policy that have not been reported through the appropriate channels in accordance with Company policy.

2.                                      Your Severance Benefits.

(a)                                 In exchange for your promises as set forth in this Agreement and subject to your compliance with the terms and conditions hereof, ServiceMaster agrees to pay you severance pay and other consideration consisting of the following elements (collectively, “Severance Pay”):

i.                                        Pursuant to Sections 6(a)(3) and 6(a)(4) of the Employment Agreement, a series of cash payments in the total gross amount of $3,850,000, less applicable payroll withholdings and other deductions, in twenty-four (24) monthly installments, per the below schedule:

Installment	Payment Date	Amount
1 and 2*	May 31, 2013	$320,833
	*includes April 2013 and May 2013 installment
3	June 30, 2013	$160,417
4	July 31, 2013	$160,417
5	August 31, 2013	$160,417
6	September 30, 2013	$160,417
7	October 31, 2013	$160,417
8	November 30, 2013	$160,417
9	December 31, 2013	$160,417
10	January 31, 2014	$160,417
11	February 28, 2014	$160,417
12	March 31, 2014	$160,417
13	April 30, 2014	$160,417
14	May 31, 2014	$160,417
15	June 30, 2014	$160,417
16	July 31, 2014	$160,417
17	August 31, 2014	$160,417
18	September 30, 2014	$160,417
19	October 31, 2014	$160,417
20	November 30, 2014	$160,417
21	December 31, 2014	$160,417
22	January 31, 2015	$160,417
23	February 28, 2015	$160,417
24	March 31, 2015	$160,410

ii.                                     In full satisfaction of the Company’s obligations under Section 6(a)(2) of the Employment Agreement with respect to your entitlement under ServiceMaster’s Annual Bonus Plan for the 2013 fiscal year of the Company, the Company will pay you $211,500 in a lump sum together with the first installment of the payment to be made pursuant to Paragraph 2(a)(i) above.

iii.                                  Continued medical, dental, vision and life insurance benefits shall be provided to you for 18 months following the Resignation Date, subject to your proper enrollment for COBRA continuation coverage and payment for the coverage under the applicable plan(s).  You shall be responsible for payment of all COBRA premiums for the duration of the coverage.  For each month in which such coverage remains in effect, the Company will pay you an amount of cash equal to the COBRA premium (for elected coverage) minus an amount equal to your proportional monthly contribution required under the Company’s benefit plans for similar coverage. Such payment by the Company is to be made to you at the same time as the corresponding monthly payment in Paragraph 2(a)(i) above, and which payment may be applied at your discretion to premiums for such coverage; and

iv.                                 Pursuant to Section 6(a)(5) of the Employment Agreement, reimbursement of your expenses incurred prior to the Resignation Date pursuant to Section 4(g) of the Employment Agreement.

You agree that the Severance Pay in Paragraphs 2(a)(i)-2(a)(iv) above represents a negotiated settlement amount of monies to which you are entitled under the Employment Agreement and that you will not be paid any other sums, will not receive any other benefits or consideration and have not been granted any other rights or variances to plans or programs, except as expressly specified in this Agreement.

(b)                                 All payments and other benefits under this Agreement are subject to you executing this Agreement on the Resignation Date and not subsequently revoking this Agreement, subject to the requirements in Paragraph 18, below.

(c)                                  In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of the Severance Pay, or any portion thereof, upon any violation of any of your representations, warranties, covenants and/or agreements in this Agreement.  For the avoidance of doubt, if the Company unilaterally suspends or cancels the Severance Pay and it is subsequently determined by a court of competent jurisdiction or a validly appointed arbitrator that no such violation occurred, the Company shall, within five (5) business days of such determination, pay you the portion of the Severance Pay so suspended or cancelled.

(d)                                 No payment set forth above may be made early, deferred or accelerated.

3.                                      Other Benefits.  Upon your resignation, you will be eligible for payout or benefits under the following policies, compensation plans and benefit plans, even if you do not sign this Agreement:

(a)                                 Group Health Insurance.  If you participate in or are eligible to participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on the Resignation Date. You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the Resignation Date.

(b)                                 Accrued Unpaid Wages; Notice Pay.  In your final paycheck or in accordance with state law, you will be paid any accrued unpaid wages through the Resignation Date. At the time of your first installment payment, you will also be paid $83,333 pursuant to Section 6(j) of the Employment Agreement.

(c)                                  Vacation.  At the time of your first installment payment, you will be paid $6,943 for your unused, accrued vacation days.

(d)                                 PSRP.  If you participate in or are eligible to participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on the Resignation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over, or held in accordance with the terms of the PSRP and applicable rules and regulations.

(e)                                  Annual Bonus Plan.  Other than as provided in Paragraph 2(a)(ii), you will not be eligible for any payment under ServiceMaster’s Annual Bonus Plan in respect of any period following the Resignation Date.

(f)                                   MSIP Matters.  You have participated in the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended as of October 25, 2012 (“MSIP”), and acknowledge and agree to the following (capitalized terms used in this Paragraph 3(f) and not otherwise defined will have the meanings assigned thereto in the MSIP):

i.                                          Shares and Restricted Stock Units

(1)                                 As of the Resignation Date, you hold the following equity securities of Parent (other than Options):  231,519 Shares, all of which are vested; and 75,857 RSUs (which figure includes 42,307 performance-based RSUs), all of which are unvested.

(2)                                 All of the RSUs held by you as of the Resignation Date are forfeited.

(3)                                 All of the Shares held by you as of the Resignation Date will be repurchased by Parent as provided in the Employee Stock Subscription Agreements to which you and Parent are parties.  For avoidance of doubt, the purchase price per Share shall be $13, which is the Fair Market Value as of the Resignation Date.

ii.                                       Stock Options.

(1)                                 As of the Resignation Date, you hold 1,028,567 Options, 449,674 of which are vested and 578,893 of which are unvested.  As provided in the Employee Stock Option Agreements to which you and Parent are a party, (i) unvested Options as of the Resignation Date shall be forfeited, and (ii) vested Options may be exercised in accordance with the Employee Stock Option Agreements for a period of three months following the Resignation Date (and, failing exercise during such period in accordance with the Employee Stock Option Agreements, shall also be forfeited).

This Paragraph is not intended to amend or change, and does not amend or change, the terms of the MSIP or any Employee Stock Subscription Agreement, Employee Stock Option Agreement, or agreement governing RSUs to which you and Parent are parties.

4.                                      Release and Waiver of Claims.

(a)                                 Release:  In accordance with the Employment Agreement, and in exchange for the consideration provided to you in this Agreement, you agree to waive and release and forever discharge (i) the Company and its respective parent entities, subsidiaries, divisions, limited partnerships, affiliated companies, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, servants, and each of them, and (ii) Clayton Dubilier & Rice, LLC, its affiliated investment funds, and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, servants, and each of the foregoing separately and collectively (the persons in clause (i) and (ii), collectively, the “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee, including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company (including board service), to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law.  This includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002.  You understand that this Agreement includes a release of all known and unknown claims through the Resignation Date.

(b)                                 Limitation of Release:

i.                                          Nothing in this Agreement will prohibit you from filing a charge with the National Labor Relations Board, the Equal Employment Opportunity

Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date of this Agreement.

ii.                                       Nothing in this Agreement is intended to release, limit or impair any rights you have to indemnification or reimbursement from the Parent or any of its subsidiaries pursuant to their organizational documents or any applicable D&O insurance policy.

(c)                                  Representations.  You represent that you have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that you have no known workplace injuries or occupational diseases, and that you have not made any report of or opposed any fraud or other wrongdoing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company.

5.                                      Survival of Restrictive Covenants.  You acknowledge and agree that, following the Resignation Date, you shall continue to be bound by the restrictive covenants set forth in Sections 7(a) and 7(b) of the Employment Agreement in accordance with their terms.

6.                                      Return of ServiceMaster Property.  To the extent that you have not already done so as of the date of this Agreement, then not later than close of business on April 15th, you agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts; provided, that, if the return of any such tangible written or graphic materials is impracticable, then you shall destroy such materials and shall certify such destruction to the Company at its request.

7.                                      Non-Disparagement.  You agree that you will refrain from taking actions or making statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of the Releasees or which could adversely affect the morale of other employees.  You agree to direct any prospective employers seeking to verify employment data to The Work Number (1-800-996-7566 or www.theworknumber.com), an automated service operated by TALX Corporation.  Parent shall refrain from making (through issuance of a press release or through statements of an authorized Company spokesperson), and shall use its commercially reasonable efforts to cause the current members of its Board of Directors to refrain from making, statements, written or oral, which criticize, disparage or defame you or your reputation; provided, that it shall not be a violation of this provisions for any of the foregoing persons (i) to make a casual remark that is not reasonably expected to become widely disseminated or (ii) to make reasonable, customary or other appropriate public remarks as to the performance of the Company with respect to periods that include the period of your service.  In addition, nothing in this Paragraph 7 shall be interpreted to preclude either party (or, in the case of Parent, its subsidiaries and their officers and directors) from making any truthful statements about the other to the extent required or necessary (a) by applicable law or regulation (including pursuant to SEC rules) or in connection with any litigation or arbitration (regardless of whether between the parties), (b) in the course of any regulatory or administrative inquiry, review or investigation, (c) to correct an incorrect statement made by the other party or (d) with respect to transition matters (which, in the case of you, may involve comments made during interviews for employment, and, in the case of Parent, its subsidiaries and their officers and directors, may include recruitment matters (including recruitment of a successor chief executive officer, new members of the executive team and new board members) and evaluation of, and changes to, the business plan and operations of the Company.

8.                                      Assignment.  You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that (i) nothing in this Paragraph will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death and (ii) in the event of your death prior to March 31, 2015, any unpaid cash amounts of Severance Pay shall be paid to your beneficiary, or, if no beneficiary is designated, to your estate in accordance with the stated payment dates.

9.                                      No Admission.  You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

10.                               Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

11.                               Arbitration.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to the ServiceMaster We Listen Dispute Resolution Plan in effect on the Effective Date of this Agreement, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce Section 7 of the Employment Agreement.  You agree that venue shall be proper in Shelby County, Tennessee.

12.                               No Waiver by Selective Enforcement.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

13.                               Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you:	If to ServiceMaster:

Harry J. Mullany III	The ServiceMaster Company
(as maintained in the records of the Company)	860 Ridge Lake Boulevard
Memphis, TN 38120
Attn: SVP, General Counsel and Secretary

Or to such other address as either party will have furnished to the other in writing.

14.                               Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.

15.                               Income Taxation.  You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the taxability of the Severance Pay.  ServiceMaster specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.  For purposes of Paragraph 1, the resignation from employment and correlative phrases, mean a “separation from service” as defined in Treasury Regulation section 1.409A-1(h), other than a termination upon your death.  The payments pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation section 1.409A-1(b)(4).  If you are subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), you shall be solely responsible for any such taxes which would result in the imposition of additional tax under Section 409A. All separation benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  For these purposes, each installment payment and benefit payable under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment.

16.                               Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement except as stated herein.

17.                               Payments by Subsidiaries.  You acknowledge that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and you agree that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

18.                               Acknowledgements.  You further agree that:

•                                          You have read this Agreement and understand all of its terms;

•                                          You understand that this Agreement includes a waiver of claims of age discrimination under the Age Discrimination in Employment Act;

•                                          You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

•                                          You have been advised and are again hereby advised to consult an attorney of your choice regarding this Agreement;

•                                          TIME TO CONSIDER:  You are being given a period of time to consider this Agreement (the “Review Period”):

•                  You acknowledge that you have been offered at least twenty-one (21) calendar days to consider this Agreement;

•                                          TIME TO RETURN:  If your executed Agreement is not returned within seven (7) calendar days from the end of the Review Period, the Agreement and any promises offered on behalf of the Company contained therein will be null and void;

•                                          TIME TO REVOKE:  You will have seven (7) calendar days from the date of return to revoke the Agreement.  If you want to revoke this Agreement, you must deliver a written revocation to The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120 Attn: Jed Norden, Senior Vice President, Human Resources, within seven (7) days after execution of the Agreement; and

•                                          The promises contained in this Agreement are consideration for your signing this Agreement and represent monetary payments that you are not otherwise entitled to receive from Company.

19.                               Effective Date.  This Agreement becomes effective on the 8th calendar day after you sign, provided you do not revoke the Agreement as provided above (the “Effective Date”).

[signature page follows]

HAVING ELECTED TO SIGN THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SEVERANCE PAY IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION AND AFTER BEING ADVISED TO SEEK ASSISTANCE OF LEGAL COUNSEL, ENTERS INTO THIS AGREEMENT.

SIGNED:

SERVICEMASTER GLOBAL HOLDINGS, INC

/s/ Harry J. Mullany III		/s/ John Krenicki, Jr.
Harry J. Mullany III		John Krenicki, Jr.
Chairman of the Board of Directors of Parent

Date:	April 11, 2013	Date:	April 11, 2013